Confidential Treatment Requested	Exhibit 2.1

CONFIDENTIAL

PUT-CALL ACQUISITION AGREEMENT

between

Expedia, Inc.,

and

Travelocity.com LP and

Sabre GLBL Inc.

MARCH 6, 2014

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PUT-CALL ACQUISITION AGREEMENT

This Put-Call Acquisition Agreement is entered into March 6, 2014, by and among Expedia, Inc. (“Expedia”), a Washington corporation, Travelocity.com LP, a Delaware limited partnership (“Travelocity”), and Sabre GLBL Inc. (f/k/a Sabre Inc.), a Delaware corporation (“Sabre” and, together with Expedia, Travelocity, and any parties subsequently executing a joinder to this Agreement, the “Parties”). This Agreement is effective as of the Effective Date.

RECITALS

A.	Expedia, Travelocity and Sabre are currently parties to the Travel Solutions Marketing Agreement, dated as of the Effective Date (the “Original Agreement”).

B.	The Parties desire to amend and restate the Original Agreement in its entirety to, among other things, make certain material changes thereto.

C.	To facilitate the exercise of the put-call acquisition provisions under Schedule 11 to the Original Agreement, and for administrative and operational convenience, the Parties desire to enter into this Agreement to supersede and replace the provisions of Schedule 11 to the Original Agreement.

THEREFORE, the Parties hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the following specified meanings:

a.	“Acquired Assets” means any Assets, without duplication, used in, held for use in, related to, or reasonably necessary for, the operation of the Business, including (i) the Travelocity Marks (including the Travelocity Brand) and related Domain Names and (ii) any Assets set forth on Schedule 1(a); provided, however, that with respect to any of the Acquired Assets, Expedia may in its sole discretion amend Schedule 1(a) pursuant to Section 5.c of this Agreement to add or remove any such Asset, and may also remove any Assets from Schedule 1(a) that Expedia determines would reasonably be expected to subject Expedia or any of its Affiliates to any Excluded Liabilities arising from or related to such Assets (it being agreed that all Excluded Liabilities shall be retained and satisfied by the Travelocity Parties), and any such Asset that is removed from Schedule 1(a) pursuant to the terms of this definition shall not be considered “Acquired Assets” for purposes of this Agreement. Sabre represents, as of the date hereof and as of the Effective Date, that no material Acquired Assets are held by lastminute.com LLC or any of its direct or indirect subsidiaries.

b.	“Acquired Asset Holder” means Travelocity, any other Travelocity Party and any Affiliate of a Travelocity Party, in any case, that has any right, title or interest in or to, including any license, leasehold, Lien or other similar interest in or to, any of the Acquired Assets.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

c.	“Acquisition Proposal” means any formal or informal offer, proposal or indication of interest (other than any offer, proposal or indication of interest by Expedia), or any public announcement of any intention to make any offer, proposal or indication of interest, contemplating, relating to or otherwise involving in any way any Sale Transaction; provided, however, that the term “Acquisition Proposal” shall not include any exercise of the Call Option or Put Option.

d.	“Affiliate” of a Person (for the purposes of this definition, the “First Person”) means another Person that either directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with, the First Person. The term “Affiliate” with respect to any Party hereto will not be interpreted to include (i) any of the following: (A) IAC/InterActiveCorp or its Affiliates (other than Expedia Parent or any indirect or direct subsidiary of Expedia Parent), (B) Liberty Interactive Corporation or its Affiliates (other than Expedia Parent or any indirect or direct subsidiary of Expedia Parent), (C) eLong, Inc., (D) AAE Travel Pte. Ltd. or (E) trivago GmbH; or (ii) any indirect or direct subsidiary of the entities set forth in clause (i) other than Expedia Parent and other than an indirect or direct subsidiary of Expedia Parent that is not also a direct or indirect subsidiary of the entities set forth in (C), (D) and (E) above.

e.	“Agreement” means this Put-Call Acquisition Agreement, including all exhibits and schedules hereto and all amendments, addenda or restatements as permitted, and, unless otherwise indicated, references to “Section” or “Schedule” mean the specified Section or Schedule of this Agreement.

f.	“Agreement Term” has the meaning set forth in Schedule A.

g.	“Annual Financial Package” means an information package that includes the annual unaudited financial statements of each Material Asset Holder for the most recently completed fiscal year; provided, however, that, to the extent that a Material Asset Holder does not regularly prepare financial statements, the financial statements of such Material Asset Holder shall not be included in any Annual Financial Package unless such financial statements are reasonably requested by Expedia (provided Sabre may provide financial statements for Sabre Holdings Corporation in lieu of financial statements for Sabre). For avoidance of doubt, any Annual Financial Package delivered prior to the first anniversary of the Effective Date shall include information with respect to periods prior to the Effective Date.

h.	“Asset Sale” shall have the meaning set forth in Section 6.b of this Agreement.

i.	“Assets” means assets, properties, rights, interests, contracts, Books and Records, software, technology and assets of every kind, nature and description (wherever located), whether tangible or intangible, and all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

j.	“Assumed Liabilities” means ordinary course executory obligations arising under a contract that constitutes an Acquired Asset to the extent that such obligations (A) arise following the consummation of the Asset Sale, (B) have not arisen in connection with a breach or failure to perform any contract, obligation or requirement and (C) do not materially impair the value of the Acquired Assets.

k.	“Books and Records” shall mean all materials, data, files, papers, databases, information, documents and records of any kind, including purchasing, sales and credit records and return materials, purchasing records and records relating to suppliers, personnel records, any documents constituting Acquired Assets, authorization records, client, customer and vendor lists, telephone and/or facsimile numbers, electronic mail addresses and with respect to past, present or prospective clients and customers and other directory listings and other Travelocity Customer Data, Tax, accounting and financial records, product documentation, product specifications, sales literature, catalogs, brochures promotional literature, public relations and other selling, marketing and advertising materials, end user documentation, packaging materials, brochures, user manuals, graphics, creative materials, photographs, artwork, software release orders, personnel information, financial information, studies, reports, correspondence and other similar documents and records and all other documents and business records and correspondence wherever located.

l.	“Business” means the global online travel business operated under the Travelocity Brand from time to time, which, for the avoidance of doubt, does not include the businesses of lastminute.com LLC or any of its direct or indirect subsidiaries.

m.	“Business Day” means any day on which banks in New York, New York are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States.

n.	“Calendar Year” means the period from 12:00 a.m. (Pacific Time) of January 1 of a given year until 11:59 p.m. (Pacific Time) of December 31 of the same year.

o.	“Call Notice” shall have the meaning set forth in Section 2 of this -Agreement.

p.	“Call Option” shall have the meaning set forth in Section 2 of this -Agreement.

q.	“Call Suspension Period” means any of the following periods: (i) any Sale Period; (ii) any IPO Period; and (iii) the period beginning on the date of entry by Expedia and the Travelocity Parties into Definitive Documents pursuant to Section 6.b of this Agreement and ending on the date such Definitive Documents terminate or expire in accordance with their terms.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

r.	“Call Window” means the period beginning on the Effective Date and continuing until the termination of this Agreement.

s.	“Control” means, with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

t.	“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 19, 2013, among Sabre Inc., Sabre Holdings Corporation, Bank of America, N.A., Deutsche Bank AG New York Branch, and each lender from time to time party thereto, as in effect on the date hereof, together with any amendments, restatements, modifications or supplements thereto, or such other successor or replacement credit agreement that Sabre may have in place from time to time.

u.	“Definitive Documents” shall have the meaning set forth in Section 6.c of this Agreement.

v.	“Discounted Price Percentage” means [ * * * ].

w.	“Dispute” means any dispute, controversy or disagreement between the Parties arising out of, or relating to, any provision in this Agreement, including its negotiation, validity, interpretation, existence, breach, termination, construction or application, or the rights or obligations of, or compliance with such rights and obligations by, any Party, or the relationship between the Parties.

x.	“Dispute Resolution Procedures” has the meaning set forth in Schedule A.

y.	“Domain Name” means rights in, arising out of, or associated with domain names, web addresses, or websites or social media handles.

z.	“Effective Date” means August 22, 2013.

aa.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

bb.	“Excluded Liabilities” means any and all debts or liabilities except for the Assumed Liabilities.

cc.	“Expedia Parent” means Expedia, Inc., a Delaware corporation.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

dd.	“Financial Package” means either an Annual Financial Package or a Quarterly Financial Package.

ee	“Force Majeure” means an act of God, fire, casualty, flood, war, terrorism, failure of public utilities, or any act, exercise, assertion or requirement of any Governmental Authority, epidemic, public health emergency, and destruction of production facilities, insurrection or any other similar cause beyond the reasonable control of a Party.

ff.	“Fundamental Failure” shall have the meaning set forth in Schedule A.

gg.	“Fundamental Failure Expiration Date” has the meaning set forth in Schedule A.

hh.	“GAAP” means United States generally accepted accounting principles.

ii.	“Global Minimum MF Amount” has the meaning set forth in Schedule A.

jj.	“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, or dispute settlement panels or other law, rule or regulation-making organizations or entities (including any travel industry regulatory or administrative body): (i) having or purporting to have jurisdiction on behalf of any nation, territory, state, or other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a Party.

kk.	“Group” means any “group” as defined in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

ll.	“IPO Notice Period” has the meaning set forth in Schedule C.

mm.	“IPO Period” has the meaning set forth in Schedule C.

nn.	“Internal Restructuring” has the meaning set forth in Schedule A.

oo.	“Launch” has the meaning set forth in Schedule A.

pp.	“Launch Date” has the meaning set forth in Schedule A.

qq.	“Laws” means any law, rule, statute, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, tribunal, ministerial or departmental judgment, award, decree, treaty or directive at any time during the term of this Agreement, which applies to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or is otherwise intended to govern or regulate any Party, or any of their respective property, transaction, activity, event or other matter related to any Party, including any rule, order, judgment, directive or other requirement or guideline; provided, however, that in respect of any of the foregoing it is issued by any Governmental Authority and compliance therewith is mandatory for Persons subject thereto. For the avoidance of doubt, Law includes Privacy Law.

rr.	“Lien” shall mean any lien, statutory lien, pledge, guarantee, mortgage, security interest, charge, encumbrance or other title retention agreement of any kind or nature.

ss.	“Material Asset Holder” means each of Travelocity, Sabre and any other entity that holds any right, title or interest in or to, any Acquired Assets that are, individually or in the aggregate, material to the Business.

tt.	“Minimum Threshold” has the meaning set forth in Schedule A.

uu.	“Parent Financings” means (i) the Credit Agreement and any and all other existing financings of Sabre Holdings Corporation, Sabre or parent(s) of Sabre Holdings Corporation and Sabre (the “Sabre Parent Entities”) as of the date of this Agreement, on behalf of themselves and any of their Affiliates included therein as guarantors, that have been disclosed to Expedia and (ii) any extension, refinancing, replacement or other modification of any of the foregoing, that (A) is on terms that are not materially less favorable to the Sabre Parent Entities and their Affiliates than the financings described in clause (i) and (B) neither contravenes the provisions of this Agreement, nor in any way restricts the ability of the Travelocity Parties to comply with their obligations under this Agreement, including, without limitation, the obligations of the Travelocity Parties to deliver the Acquired Assets to Expedia free and clear of all Liens other than Permitted Encumbrances.

vv.	“Party” means any of Expedia, Sabre or Travelocity; and “Parties” means Expedia, Sabre and Travelocity, collectively.

ww.	“Period One” means the period beginning on the Effective Date and ending at 11:59 p.m. Pacific time on [ * * * ].

xx.	“Period Two” means the period beginning at 12:00 a.m. on [ * * * ] and ending at 11:59 p.m. Pacific time on [ * * * ].

yy.	“Period Three” means the period beginning at 12:00 a.m. Pacific time on [ * * * ] and ending at 11:59 p.m. Pacific time on [ * * * ].

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

zz.	“Period Four” means the period beginning at 12:00 a.m. Pacific time on [ * * * ] and continuing until the later of the expiration or termination of the TSM Agreement.

aaa.	“Permitted Encumbrance” means (i) liens for Taxes or governmental assessments not yet due and payable or for Taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP in the financial statements delivered in connection with the Financial Packages and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent, for which adequate accruals or reserves have been established on the financial statements delivered in connection with the Financial Packages.

bbb.	“Permitted Sale Transaction” means any transaction resulting from an exercise of the Call Option or Put Option.

ccc.	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.

ddd.	“Privacy Law” has the meaning set forth in Schedule A.

eee.	“Prohibited Actions” means (A) considering, promoting, soliciting, initiating, seeking, entertaining, encouraging, facilitating, supporting or inducing (or assisting in or cooperating with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, (B) entering into, participating in, maintaining or continuing any discussions, communications or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, or otherwise take any action to facilitate any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, (C) furnishing or making available any information to any Person concerning Travelocity’s or any Acquired Asset Holder’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, (D) agreeing to, accepting, approving, endorsing or recommending (or publicly proposing or announcing any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, expression of interest, proposal or offer that constitutes,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, (E) entering into any letter of intent, exclusivity agreement or any other contract contemplating or otherwise relating to an Acquisition Proposal or a Sale Transaction, (F) submitting an Acquisition Proposal or a Sale Transaction to the vote of any stockholders of Travelocity Party, or (G) consummating or otherwise effecting a transaction providing for any transaction contemplated by an Acquisition Proposal or a Sale Transaction, in each case, other than with Expedia (or an Affiliate of Expedia designated by Expedia). Notwithstanding the preceding sentence, the Parties (including any Travelocity Parties) agree that neither a Sabre Transaction nor an Internal Restructuring shall constitute a Prohibited Action.

fff.	“Put Notice” shall have the meaning set forth in Section 3.b of this Agreement.

ggg.	“Put Option” shall have the meaning set forth in Section 3.a of this Agreement.

hhh.	“Put Suspension Period” means any of the following periods: (i) any period beginning on the date on which a Call Notice is validly delivered pursuant to Section 2 of this Agreement and ending on the date on which such Call Notice is revoked; (ii) any period during which any of the Required Amounts for the preceding twelve (12) month period is less than the Minimum Threshold for such Required Amount over such period; provided, however, that the beginning and ending of any such period shall be determined by Expedia in its reasonable discretion upon review of any publicly available information or information delivered to it pursuant to Section 5 of this Agreement; provided, further, however, that with respect to any date of determination during Period One, the definition of “Required Amount” for the preceding twelve (12) month period shall be deemed to only include clause (ii) of such definition; (iii) any date, or series of dates, with respect to which any of the Required Amounts for the most recently ended fiscal year as of such date, or dates, is less than the Minimum Threshold for such Required Amount; provided, however, that with respect to any date of determination during Period One, the definition of “Required Amount” for the most recently ended fiscal year shall be deemed to only include clause (ii) of such definition; (iv) the period beginning on the date of entry by Expedia and Travelocity (and any other Travelocity Party) into Definitive Documents pursuant to Section 6 of this Agreement and ending on the date such Definitive Documents terminate or expire in accordance with their terms; (v) the period beginning upon the delivery of any Sale Notice or any IPO Notice and ending on the first subsequent date on which no Sale Notice Period, IPO Notice Period, Sale Period or IPO Period is in effect and during any Call Suspension Period; and (vi) the period beginning on the date on which any Travelocity Party is in breach of its obligations under Section 5 of this Agreement or Section 7 and Schedule C of this Agreement and ending on the date on which such breach is cured.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

iii.	“Put Window” means each of the following periods, if such periods fall during the Agreement Term: (i) at any time during Period One, commencing upon the occurrence of a Fundamental Failure and ending on the Fundamental Failure Expiration Date (the “First Put Period”); and (ii) the period beginning on [ * * * ] and ending on [ * * * ] (the “Second Put Period”); provided, however, that any Put Window shall toll for any period beginning on the date during that Put Window on which a Call Notice is validly delivered pursuant to Section 2 of this Agreement (or the first date of the Put Window if such Call Notice is delivered prior to commencement of the Put Window and remains in effect as of the first date of such Put Window) and ending on the date on which such Call Notice is revoked, and the Put Window will recommence on the date that the Call Notice terminates or is revoked and the Put Window shall thereafter run for the number of days the Put Window would have otherwise continued to exist after the date of the relevant Call Notice but for such Call Notice.

jjj.	“Quarterly Financial Package” means an information package that includes unaudited quarterly financial statements of each Material Asset Holder for each of the fiscal quarters ended following the most recently completed fiscal year to the extent such financial statements have not been previously delivered to Expedia and, if delivered, have not been amended or modified since their delivery; provided, however, that, to the extent that a Material Asset Holder does not regularly prepare financial statements, the financial statements of such Material Asset Holder shall not be included in any Quarterly Financial Package unless such financial statements are reasonably requested by Expedia (provided Sabre may provide financial statements for Sabre Holdings Corporation in lieu of financial statements for Sabre). For avoidance of doubt, any Quarterly Financial Package delivered prior to the date that is nine months following the Effective Date may include information with respect to periods prior to the Effective Date.

kkk.	“Representative” shall mean, with respect to any Person, such Person’s and its Affiliates’ officers, directors, stockholders, employees, agents, advisors and consultants.

lll.	“Required Amount” has the meaning set forth in Schedule A.

mmm.	“Restricted Actions” means (A) agreeing to, accepting or approving, (or publicly proposing or announcing any intention or desire to agree to, accept or approve) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or a Sale Transaction, (B) entering into any letter of intent, exclusivity agreement or any other contract contemplating or otherwise relating to an Acquisition Proposal or a Sale Transaction, (C) submitting an Acquisition Proposal or a Sale Transaction to the vote of any stockholders of any Travelocity Party, or (D) consummating or

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

otherwise effecting a transaction providing for any transaction contemplated by an Acquisition Proposal or a Sale Transaction; provided, however, that the foregoing Restricted Actions shall not apply with respect to any such actions taken with Expedia, its Affiliates and their respective Representatives. Notwithstanding the preceding sentence, the Parties agree that an Internal Restructuring shall not constitute a Restricted Action.

nnn.	“Sabre Reporting Person” means Sabre Corporation or any other Person that is a parent of Sabre and all Material Asset Holders, if Sabre Corporation or such other Person is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and includes (or will include) Travelocity as a separate business segment in such periodic reports.

ooo.	“Sabre Transaction” means any transaction of Sabre that does not involve the Transfer of (i) any Acquired Assets that are material individually or in the aggregate or (ii) any interest in an Acquired Asset Holder.

ppp.	“Sale Notice Period” shall have the meaning set forth in Schedule C this Agreement.

qqq.	“Sale Period” has the meaning set forth in Schedule C.

rrr.	“Sale Transaction” means any (a) merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction involving any Travelocity Party or any of its subsidiaries, in which any Person or Group, or the stockholders of such Person or Group, would become the beneficial owner of 10% or more of the outstanding equity securities, directly or indirectly, of any Acquired Asset Holder; provided, however, that the acquisition of any beneficial ownership of any Travelocity Party, regardless of such 10% threshold, shall constitute a “Sale Transaction” if the Travelocity Parties or the party acquiring such beneficial ownership do not comply with the terms of Section 8.b.iii of this Agreement, (b) sale, lease, exchange, transfer, license, or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any Acquired Assets (for the avoidance of doubt, in each case excluding (i) sales of Travelocity Branded Merchandise and non-exclusive licensing or similar transactions in connection with activities provided for under this Agreement or the TSM Agreement in the ordinary course of business reasonably consistent with past practice and (ii) any distribution or expenditure of cash or cash equivalents made in the ordinary course of business reasonably consistent with past practice as permitted by and in compliance with, applicable Laws), (c) issuance of securities, convertible financing, acquisition of securities, tender offer, exchange offer, entry into a joint venture or other similar transaction in which any Person or Group, directly or indirectly, acquires or offers to acquire record or beneficial ownership (as such term is defined in Rule 13d-3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

under the Exchange Act), or the right to acquire record or beneficial ownership, of 10% or more of the outstanding equity securities, directly or indirectly, of any Acquired Asset Holder; provided, however, that the acquisition of any beneficial ownership of any Acquired Asset Holder, regardless of such 10% threshold, shall constitute a “Sale Transaction” if the Acquired Asset Holders or the party acquiring such beneficial ownership do not comply with the terms of Section 8.b.iii of this Agreement or (d) any liquidation or dissolution of any Acquired Asset Holder or any of its subsidiaries that hold any right, title or interest in any Acquired Assets, in each case, whether directly or indirectly, in one transaction or a series of related transactions, and regardless of whether the applicable Acquired Asset Holder is a party to such transaction; provided, however, that (x) the transactions described in clauses (a) and (c) shall not apply to transactions that result in the transfer or issuance of direct or indirect equity interests in Sabre to the extent that in connection with such transaction Sabre or the resulting or surviving entity from such transaction acknowledges and agrees in writing with Expedia that it is subject to, and will continue to comply with, the terms of this Agreement as provided in Section 8.b.iii.3, and (y) the transactions described in clause (b) shall not apply to Sabre Transactions; provided, further, however, that the term “Sale Transaction” shall not include any Permitted Sale Transaction or an Internal Restructuring; provided, further, however, that for purposes of determining whether a transaction is a “Sale Transaction,” any transfer of equity interests shall not be counted towards the numerical threshold for such transfers if such transfer is made to a controlled Affiliate of a Travelocity Party in compliance with Section 8.b.iii.1 of this Agreement; provided, further, however, that any transaction involving the transfer or issuance of Acquired Assets or any equity interest of an Acquired Asset Holder that is not a Permitted Sale Transaction, and regardless of whether such transaction does or does not exceed the numerical thresholds set forth in the definition or is excluded from them, shall be a “Sale Transaction,” unless each Person or Group that shall be an Acquired Asset Holder following such transaction, or that shall hold Acquired Assets or an equity interest in an Acquired Asset Holder following such transaction, agrees with Expedia in writing, prior to such transaction, that it shall be bound by the provisions of this Agreement as a Travelocity Party.

sss.	“SEC” means the United States Securities and Exchange Commission.

ttt.	“Shared Asset” means any Asset used in both the (a) Business and (b) another business operated by a Travelocity Party; provided, however, that the Assets set forth on Schedule 1(a) shall not be considered Shared Assets.

uuu.	“Tax” or, collectively, “Taxes” has the meaning set forth in Schedule A.

vvv.	“Territory” has the meaning set forth in Schedule A.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

www.	“TPN Contracts” means customer contracts of the Travelocity Partner Network.

xxx.	“Trademark” has the meaning set forth in Schedule A.

yyy.	“Transfer” shall mean with respect to an Asset, the sale, conveyance, assignment, transfer, delivery, pledging, licensing, subjecting to any Lien or otherwise disposing of such Asset, except for Liens arising in connection with any ordinary course working capital financings or Parent Financings and for licensing (or similar transactions), or sales of Travelocity Branded Merchandise in the ordinary course of business reasonably consistent with past practice, in connection with activities provided for under this Agreement or the TSM Agreement. For the avoidance of doubt, “Transfer” does not include a distribution or expenditure of cash or cash equivalents made in the ordinary course of business reasonably consistent with past practice as permitted by and in compliance with, applicable Laws.

zzz.	“Transition Term” has the meaning set forth in Schedule A.

aaaa.	“Trademark” means any words, names, symbols, sounds, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a source of origin or form of certification, including logos, trade names, trade dress, trademarks and service marks.

bbbb.	“Travelocity Brand” has the meaning set forth in Schedule A.

cccc.	“Travelocity Branded Merchandise” has the meaning set forth in Schedule A.

dddd.	“Travelocity Fair Market Value” shall have the meaning set forth in Schedule B of this Agreement, in all cases subject to Section 2.a of this Agreement.

eeee.	“Travelocity Call Purchase Price” means the Travelocity Fair Market Value, as determined in accordance with Schedule B of this Agreement, subject in all cases to Section 2.a of this Agreement.

ffff.	“Travelocity Customer Data” has the meaning set forth in Schedule A.

gggg.	“Travelocity Marks” has the meaning set forth in Schedule A.

hhhh.	“Travelocity Partner Network” means the private label, Business-2-Business distribution network operated by Travelocity (both in its capacity as a travel agent and otherwise) (e.g., World Choice Travel and PeRCS) for servicing rewards customers and white label customers.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

iiii.	“Travelocity Put Purchase Price” means (i) with respect to any exercise of the Put Option pursuant to a Put Notice delivered during the First Put Period, [ * * * ], less any financial indebtedness, negative net working capital balances or Excluded Liabilities associated with the Acquired Assets, in each case, proposed to be transferred to Expedia which are not paid off or offset in full with available cash transferred; (ii) with respect to any exercise of the Put Option pursuant to a Put Notice delivered during the Second Put Period, the product of (A) the Travelocity Fair Market Value for such period multiplied by (B) the Discounted Price Percentage; provided, however, the Travelocity Fair Market Value shall be determined in accordance with Schedule B of this Agreement.

jjjj.	“Travelocity Capital Stock” means, with respect to any Travelocity Party, the issued and outstanding capital stock or other equity interests of such Travelocity Party.

kkkk.	“Travelocity Parties” means Travelocity and Sabre, and any other Person that executes a written agreement with Expedia pursuant to Section 8.b.iii of this Agreement.

llll.	“TSM Agreement” means the Travel Solutions Marketing Agreement, executed as of the date of the execution of this Agreement and effective as of the Effective Date, entered into by Expedia, Travelocity and, solely for purposes of Section 24 thereof, Sabre (as such may be amended, modified or supplemented from time to time).

2.	CALL OPTION

a.

Each Travelocity Party hereby grants to Expedia an exclusive, irrevocable right, exercisable by Expedia at any time during any Call Window (except for any time during a Call Suspension Period), in Expedia’s sole discretion, to require each Travelocity Party, pursuant to and subject to the terms of the Definitive Documents, to sell, convey, assign, transfer and deliver all right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances which shall be Excluded Liabilities), except that with respect to any Acquired Assets that are Shared Assets, the parties will agree upon how to continue shared use of such Shared Assets between Expedia and the Travelocity Parties (which may involve transition services, the separation or shared ownership of such Shared Assets, or the grant of a license from one party to the other), to Expedia (or an Affiliate of Expedia designated by Expedia) at an aggregate purchase price equal to the Travelocity Call Purchase Price as of the date of the valid delivery of any Call Notice evidencing such exercise for such period, subject to the terms and conditions set forth in this Agreement (the “Call Option”); provided, however, that (A) in no event shall the Travelocity Call Purchase Price exceed the following: (i) with respect to any exercise of the Call

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Option exercised in respect of a Call Notice validly delivered during Period One, [ * * * ], (ii) with respect to any exercise of the Call Option exercised in respect of a Call Notice validly delivered during Period Two, [ * * * ], (iii) with respect to any exercise of the Call Option exercised in respect of a Call Notice validly delivered during Period Three, [ * * * ] and (iv) with respect to any exercise of the Call Option exercised in respect of a Call Notice validly delivered during Period Four, [ * * * ] (the caps in clauses (i) - (iv), the “Caps”) and (B) in no event shall the Travelocity Call Purchase Price in connection with an exercise of the Call Option during Period One be less than [ * * * ], less any financial indebtedness, negative net working capital balances or Excluded Liabilities associated with the Acquired Assets, in each case proposed to be transferred to Expedia which are not paid off or offset in full with available cash transferred (the “Floor”). For the avoidance of doubt, the Floor shall only apply to Period One. At the time of negotiating the Definitive Documents, the Parties will negotiate in good faith to determine which Assets of the Travelocity Parties will be added to Schedule 1(a) pursuant to the terms of Section 5 of this Agreement, as well as the allocation of the Acquired Assets as Shared Assets and Acquired Assets, except that in no event shall such Assets include assets of or interests in lastminute.com LLC or any of its direct or indirect subsidiaries (assuming such assets of lastminute.com LLC or any of its direct or indirect subsidiaries do not include material Acquired Assets). The Travelocity Parties will not share any Assets for the purpose of circumventing the terms of this Agreement by making such Assets “Shared Assets.”

b.	The Call Option may be exercised by Expedia by giving written notice (a “Call Notice”) to Sabre with respect to the Call Option, at any time during any Call Window (except for any time during a Call Suspension Period); provided, further, however, that Expedia may revoke a Call Notice at any time by giving notice of such revocation to Sabre, subject to Section 4 and Section 6.b of this Agreement.

c.	Notwithstanding anything to the contrary in this Agreement or the TSM Agreement, in no event shall the Travelocity Parties be required to consummate a sale of the Acquired Assets pursuant to the Call Option at any time prior to the date that, (i) during the period commencing on the Effective Date and ending on the first anniversary thereof, is one hundred twenty (120) days and (ii) following the first anniversary until the earlier of the expiration or the termination of this Agreement is sixty (60) days, in each case, after delivery by Expedia of a Call Notice.

d.	The Parties understand that (i) Travelocity has [ * * * ], and that Travelocity has made one or more [ * * * ]

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[ * * * ]. Notwithstanding anything to the contrary in this Agreement or the TSM Agreement, in no event shall any Travelocity Party be required to conduct any Asset Sale or to otherwise transfer Acquired Assets in a manner that gives rise to [ * * * ]. Likewise, Expedia shall not assume liabilities associated with the Acquired Assets in a manner that gives rise to such [ * * * ].

e.	Following the delivery of any Call Notice, until the earlier of (i) the consummation of the Asset Sale required by such Call Notice or (ii) the revocation of such Call Notice by Expedia (the “Call Exclusivity Period”), no Travelocity Party shall engage in any of the Prohibited Actions.

3.	PUT OPTION

a.	Expedia hereby grants to Sabre, an exclusive, irrevocable right, exercisable by Sabre at any time during a Put Window (except for any time during a Put Suspension Period), in the sole discretion of Sabre, to require Expedia (or an Affiliate of Expedia designated by Expedia), pursuant to and subject to the terms of the Definitive Documents and subject to Section 3.b of this Agreement, to acquire all right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances which shall be Excluded Liabilities), except that with respect to any Acquired Assets that are Shared Assets, the parties will agree upon how to continue shared use of such Shared Assets between Expedia and the Travelocity Parties (which may involve transition services, the separation or shared ownership, or the grant of a license from one party to the other), from the Travelocity Parties at an aggregate purchase price equal to the Travelocity Put Purchase Price in effect as of the date of such exercise, subject to the terms and conditions set forth in this Agreement (the “Put Option”). At the time of negotiating the Definitive Documents, the Parties will negotiate in good faith to determine which Assets of the Travelocity Parties will be added on Schedule 1(a) pursuant to the terms of Section 5 of this Agreement, as well as the allocation of the Acquired Assets as Shared Assets and Acquired Assets, except that in no event shall such Assets include assets of or interests in lastminute.com LLC or any of its direct or indirect subsidiaries (assuming such assets of lastminute.com LLC or any of its direct or indirect subsidiaries do not include material Acquired Assets). The Travelocity Parties will not share any Assets for the purpose of circumventing the terms of this Agreement by making such Assets “Shared Assets.”

b.	The Put Option may be exercised by Sabre by giving written notice (a “Put Notice”) to Expedia at any time during the Put Window (except for any time

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during a Put Suspension Period). For avoidance of doubt, if any Put Notice is delivered and is later determined to have been delivered during a Put Suspension Period, or to not have been delivered during a Put Window, such Put Notice shall be deemed void and of no further force or effect; provided, however, that any dispute regarding such determination shall be resolved in accordance with the Dispute Resolution Procedures.

c.	Following the delivery of any Put Notice, until the consummation of the Asset Sale required by such Put Notice (the “Put Exclusivity Period”), no Travelocity Party shall engage in any of the Prohibited Actions.

d.	Notwithstanding anything to the contrary in this Agreement or the TSM Agreement, in no event shall the Travelocity Parties be required to consummate a sale of the Acquired Assets pursuant to the Put Option at any time prior to the date that, (i) during the period commencing on the Effective Date and ending on the first anniversary thereof, is one hundred twenty (120) days and (ii) following the first anniversary until the earlier of the expiration or the termination of this Agreement, is sixty (60) days, in each case, after delivery by Sabre of a Put Notice.

4.	PRIORITY OF RIGHTS

Without limiting the terms hereof, Expedia shall have the right to exercise the Call Option at any time during the thirty (30) days following the delivery of any Put Notice, and during such period Expedia shall be under no obligation to consummate an Asset Sale with respect to such Put Notice. Upon delivery of any such Call Notice, Expedia’s right to acquire the Acquired Assets in connection with any valid exercise of the Call Option pursuant to Section 2.a of this Agreement, shall take precedence over and supersede any exercise of the Put Option pursuant to Section 3 of this Agreement, and following the delivery of any Call Notice, each Put Notice previously delivered shall be deemed void and of no further force or effect; provided, however, that upon delivery of a Call Notice that so voids and terminates a previously effective Put Notice, (i) Expedia shall have the exclusive and irrevocable right to purchase, and the Travelocity Parties shall be obligated to sell to Expedia, the Acquired Assets for the Travelocity Put Purchase Price and otherwise in the manner provided in Section 3.a of this Agreement, applicable to the terminated Put Notice; (ii) with respect to any such exercise of the Call Option, such Travelocity Put Purchase Price shall not exceed, (A) if the relevant Put Notice was delivered during the First Put Period, the Cap in effect during Period One and (B) if the relevant Put Notice was delivered during the Second Put Period, the Cap in effect during Period Three; and (iii) Expedia shall not revoke such Call Notice.

5.	DUE DILIGENCE; SCHEDULE 1(A)

a.	Unless Sabre Corporation or other parent of Sabre is a Sabre Reporting Person, Sabre shall (i) within 120 days following the end of each fiscal year, deliver an

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Annual Financial Package with respect to the most recently ended fiscal year and (ii) within 45 days following the end of each of the first three fiscal quarters of each year, deliver a Quarterly Financial Package with respect to the most recently ended fiscal quarter. A “Due Diligence Period” shall commence upon the earliest date in each year on which (1) if Sabre Corporation or other parent of Sabre is not a Sabre Reporting Person, either (A) the Annual Financial Package has been delivered to Expedia pursuant to this Section 5 or (B) Sabre has failed to timely deliver such Annual Financial Package to Expedia or (2) if Sabre Corporation or other parent of Sabre is a Sabre Reporting Person, such Sabre Reporting Person files either its annual report on Form 10-K with the SEC or the date such Sabre Reporting Person’s initial registration statement filed on Form S-1 becomes effective; provided, however, that Expedia may commence one additional such Due Diligence Period during each twelve month period by delivering five (5) days’ prior written notice to Sabre. Each such Due Diligence Period shall end at 11:59 p.m. Pacific time on the date that is sixty (60) days following the beginning of such period.

b.	During any Due Diligence Period, any Sale Notice Period, any Call Exclusivity Period and any Put Exclusivity Period, (1) Sabre shall provide to Expedia a list of all Material Asset Holders; and (2) each Material Asset Holder (excluding Sabre so long as it does not hold material Acquired Assets other than Shared Assets and makes a representation to the same in the Definitive Documents) shall provide to Expedia documents and information relating to the Acquired Assets as are reasonably requested by Expedia or its Representatives, including (i) to the extent related to the Acquired Assets, all of such Material Asset Holder’s properties, books, contracts, commitments and records, including financial records (but excluding Travelocity Customer Data and any competitively sensitive marketing information), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Laws) of such Material Asset Holder as Expedia may reasonably request, including financial reports created at Expedia’s request (but excluding Travelocity Customer Data and any competitively sensitive marketing information); and (iii) during normal business hours, access to all employees of such Material Asset Holder, as reasonably requested by Expedia, to enable Expedia to (A) determine which Assets should be added to or removed from, Schedule 1(a) attached hereto and (B) determine whether to exercise its Call Option and (3) each Material Asset Holder shall provide, if requested by Expedia, the annual budget, if any, for such Material Asset Holder most recently approved and adopted by the board of directors of such Material Asset Holder; provided, however, that Sabre may redact information set forth in such annual budget for Sabre only to the extent such information does not relate to the Acquired Assets. Sabre shall, and shall cause any and all other Material Asset Holders to provide the documents, information and access set forth in clause (2) and (3) of this paragraph (b) if requested to do so by Expedia.

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c.	Following the Effective Date, Expedia, at its election, may deliver an amended Schedule 1(a) on any date during the Agreement Term to (i) add to such Schedule 1(a) any Assets that are primarily related to or necessary for the operation of the Business, (ii) remove from such Schedule 1(a) such Assets that are not primarily related to or necessary for the operation of the Business, or (iii) remove from such Schedule 1(a) any other Assets that may be removed from Schedule 1(a) pursuant to the definition of “Acquired Assets”. Each of Expedia and Sabre shall negotiate in good faith regarding whether Assets added to or removed from such Schedule 1(a) to this Agreement may be so added or removed pursuant to the terms of the foregoing sentence; provided, however, that any dispute regarding such determinations shall be resolved in accordance with the Dispute Resolution Procedures.

d.	If at any time any stockholder consent is required in connection with the exercise of the Call Option, the Travelocity Parties shall obtain and deliver such stockholder consent to Expedia.

e.	Any documents, information and other materials provided to Expedia pursuant to this Section 5 are Confidential Information of Sabre and Travelocity.

6.	DETERMINATION OF TRAVELOCITY FAIR MARKET VALUE AND DEFINITIVE DOCUMENTS

a.	Following the delivery of a Put Notice or Call Notice, as applicable, the parties shall work together in good faith to determine the “Travelocity Fair Market Value” in accordance with the provisions of Schedule B.

b.	While any timely Put Notice or Call Notice remains in effect and has not been revoked, suspended or deemed void, the Parties will diligently work to enter into definitive agreements (the “Definitive Documents”) for the acquisition of the Acquired Assets by Expedia (the “Asset Sale”) as soon as reasonably practicable, including the good faith allocation of the Acquired Assets in accordance with the penultimate sentence of each of Sections 2.a and 3.a of this Agreement; provided, however, that in the event that the Parties are unable, after good faith negotiations, to agree upon and enter into Definitive Documents, the Parties agree to resolve any disagreements as to the terms of the Definitive Documents in accordance with the Dispute Resolution Procedures. The Definitive Documents will contain provisions customary for similar transactions, including:

i.	customary representations and warranties for a transaction of this type, including, without limitation, representations and warranties related to the

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intellectual property included in the Acquired Assets, a representation that Expedia shall be able to use and enjoy the benefits of the Acquired Assets without infringing on the rights of any third party, and a representation that Travelocity has, and following the Asset Sale Expedia will have, good and valid title to the Acquired Assets free and clear of all Liens (other than Permitted Encumbrances);

ii.	customary covenants for a transaction of this type including, without limitation, (A) a customary conduct of business covenant pursuant to which the Travelocity Parties will be required to obtain Expedia’s consent prior to taking certain specified actions, and (B) a covenant to take commercially reasonable efforts to satisfy all conditions precedent and close the Asset Sale, subject to customary exceptions (for avoidance of doubt, the Definitive Documents shall place Expedia under no obligation to (and the Travelocity Parties shall not agree to) divest, hold separate, limit their right in or with respect to, or otherwise restrict any of their respective Assets);

iii.	the purchase price shall consist of 100% cash consideration and the Asset Sale shall not be subject to any financing conditions;

iv.	customary closing conditions for a transaction of this type, including a condition that (A) all representations and warranties shall be true and correct in all material respects at signing and closing; (B) there shall have been no material adverse effect with respect to Travelocity or the Acquired Assets (from the date of the Definitive Documents) that is continuing as of the consummation of the Asset Sale; (C) there shall be no legal impediment or injunction to the consummation of the Asset Sale; and (D) all necessary regulatory approvals and clearances from governmental and quasi-governmental authorities have been obtained and all applicable waiting periods have expired (including all required approvals and waiting periods under the Hart-Scott Rodino Act and other antitrust laws and regulations);

v.	customary indemnities for a transaction of this type (including an indemnity from the Travelocity Parties and an uncapped indemnity with respect to any Excluded Liabilities, intellectual property, tax, and other standard uncapped indemnity items), and an escrow;

vi.	customary non-solicitation and non-competition obligations of the Travelocity Parties and their Representatives;

vii.	customary termination rights for a transaction of this type, including a reasonable outside date on or after which, if the Asset Sale has not

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closed, either party may terminate the Definitive Documents, except for any party if the failure of the Asset Sale to close before such date is primarily the result of such party’s breach of the Definitive Documents; and

viii.	such Definitive Documents shall also provide that any Put Notice or Call Notice delivered by either Party prior to the date of such Definitive Documents shall be irrevocable, except upon termination of such Definitive Documents.

7.	SALE AND IPO. The Parties agree and acknowledge that pursuant to this Agreement, each Party is required to comply with and is subject to the provisions of Schedule C. The Travelocity Parties hereby agree that, except as provided in Schedule C, until the earlier of (i) the consummation of the Asset Sale, and (ii) 11:59 p.m. Pacific time on the last day of the Agreement Term, no Travelocity Party shall, and each Travelocity Party shall cause its subsidiaries and each of such Travelocity Party’s and its subsidiaries’ respective Representatives to not, directly or indirectly, do or take any Restricted Actions with any Person other than Expedia.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

a.	Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that, as of the Effective Date and the date hereof:

i.	it has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;

ii.	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

iii.	this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms (assuming due execution of this Agreement by the other parties hereto);

iv.	the execution and delivery of this Agreement does not violate any Laws of any jurisdiction in the Territory; and

v.	no approval, order, consent of or filing with any Governmental Authority is required on the part of such Party in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement.

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b.	Representations and Covenants of each Travelocity Party.

i.	Each Travelocity Party hereby represents and warrants that, as of the Effective Date and the date of the execution of this Agreement, (i) such Travelocity Party has good and valid title to all of the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances and Liens arising under such party’s or its Affiliate’s financings); and (ii) the tangible property of such Travelocity Party is in good condition and repair, subject to normal wear and tear.

ii.	Each Travelocity Party hereby covenants that (i) it shall not, at any time, enter into any contract or take any action that will contravene the provisions of this Agreement or transfer any Acquired Assets except as permitted herein and (ii) it shall make reasonable best efforts to ensure that immediately following the consummation of the Asset Sale, Expedia will have, good and valid title to all of the Acquired Assets, free and clear of all Liens, and shall be able to use the Acquired Assets and exercise, and enjoy the benefits of, the Acquired Assets without infringing the rights of any third party.

iii.	Without limiting the other terms and conditions set forth in this Agreement, each Travelocity Party (other than in the context of Sabre Transactions) hereby agrees that it shall not, directly or indirectly, (and Sabre and Travelocity shall cause each Travelocity Party and their Affiliates to not, directly or indirectly) Transfer any Acquired Assets or any equity interest in an Acquired Asset Holder to any Person, unless prior to and as a condition to such Transfer:

1.	if the Person to which such Acquired Assets or equity interests are to be Transferred is an Affiliate under the legal and beneficial control of Sabre, then (A) such Person must execute a written agreement with Expedia agreeing (i) to be a Travelocity Party under this Agreement and (ii) to be bound by the terms, conditions, covenants and obligations of the Travelocity Parties set forth in this Agreement, including this Section 8 and (B) each of the Travelocity Parties (including such Person) must agree to execute any amendments to this Agreement and the TSM Agreement in the nature of conforming amendments that Expedia reasonably requests, in light of the Transfer, to effect the purposes of this Agreement, including, for example, if requested by Expedia, the removal of the Travelocity Parties that no longer hold Acquired Assets or any equity interest in an Acquired Asset Holder.

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2.	If such Person is not an Affiliate under the legal and beneficial control of Sabre, (A) the Travelocity Parties must transfer, and such Person must acquire, all right, title and interest in and to the Acquired Assets in connection with such Transfer, (B) such Person must execute a written agreement with Expedia agreeing (i) to be deemed a Travelocity Party for all purposes under this Agreement and (ii) to be bound by the terms, conditions, covenants and obligations of the Travelocity Parties set forth in this Agreement, including this Section 8 and (C) each of the Travelocity Parties (including such Person) must agree to execute any amendments to this Agreement and the TSM Agreement in the nature of conforming amendments that Expedia reasonably requests, in light of the Transfer, to effect the purposes of this Agreement, including, for example, if requested by Expedia, the removal of the Travelocity Parties that no longer hold Acquired Assets or any equity interest in an Acquired Asset Holder and the replacement of references to “Sabre” or “Travelocity” in this Agreement with references to such Person.

3.	If such Transfer is of an equity interest in Sabre, made by Sabre or an equity holder of Sabre, then this Section 8 shall not apply to the extent that in connection with such Transfer, Sabre or the resulting or surviving entity from such Transfer acknowledges and agrees in writing with Expedia that it is subject to, and will continue to comply with, the terms of this Agreement.

4.	If the Transfer is to be made to any Person not specified in clauses (1) or (2), the Travelocity Parties shall obtain Expedia’s consent for such Transfer.

iv.	During the term of this Agreement, the Travelocity Parties shall not enter into any contracts that impair their ability to perform their obligations under this Agreement.

v.	Notwithstanding the terms and conditions of this Agreement, including this Section 8, Travelocity shall be entitled to sell, assign, license or otherwise transfer any and all of the TPN Contracts and other Assets used in the Travelocity Partner Network; provided, however, that Travelocity retains all rights to Acquired Assets (except Travelocity may enter into customary licenses and transition arrangements with respect to Acquired Assets, but only to the extent that such Acquired Assets relate to the business of the Travelocity Partner Network and such licenses and arrangements do not adversely affect the Travelocity Fair Market Value).

vi.	Each Party hereby acknowledges that this Agreement has been effective since the Effective Date, and that it has been bound by and required to comply with the provisions of this Agreement, including this Section 8, from the Effective Date.

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9. NO LASTMINUTE.COM TRANSFERS. Notwithstanding the foregoing, each Travelocity Party hereby agrees that it shall not, directly or indirectly, (and Sabre and Travelocity shall cause each Travelocity Party and their Affiliates to not, directly or indirectly) Transfer any Acquired Asset or any equity interest in an Acquired Asset Holder to lastminute.com LLC or any of its direct or indirect subsidiaries.

10.	CONFIDENTIALITY

a.	Definition of Confidential Information. As used herein, “Confidential Information” means all information of a Party (“Disclosing Party”) that is disclosed to the other Party (“Receiving Party”) and identified as confidential or proprietary or that, due to the nature of the information or the circumstances surrounding disclosure, ought to be understood to be confidential or proprietary. The Confidential Information of each of Expedia, Sabre and Travelocity shall include the terms and conditions of this Agreement.

b.	Confidentiality. The Receiving Party shall not (i) use any Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or to perform its obligations under this Agreement, or (ii) disclose, publish, or disseminate Confidential Information of the Disclosing Party to anyone other than the Receiving Party’s personnel (including employees, subcontractors and consultants under the control of the Receiving Party) who have a need to know the Confidential Information for the purposes set forth in this Agreement and who are bound by a written agreement that prohibits unauthorized disclosure or use of Confidential Information that is at least as protective of the Confidential Information as the Receiving Party’s obligations hereunder. Notwithstanding the foregoing, the Receiving Party shall have the right to share the existence and nature of this Agreement with potential investors or acquirers, or with such Party’s attorneys, accountants, bankers, or other professional advisors in connection with a financing, merger, acquisition, corporate reorganization, consolidation, or sale of all or substantially all of its assets, or as required by law, and who are subject to confidentiality obligations at least as protective of the Confidential Information as the Receiving Party’s obligations hereunder. Further, Expedia shall have the unrestricted right to use or act upon any suggestions or feedback provided by or on behalf of Travelocity relating to the TSM Agreement.

c.	Protection. Each Party agrees to protect the confidentiality of the Confidential Information of the other Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but

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in no event shall either Party exercise less than reasonable care in protecting such Confidential Information. Notwithstanding the foregoing, the non-use and non-disclosure restrictions set forth in this Section 10, and the reporting obligations in Section 10.e, shall not apply to any information that: (i) is or becomes generally known to the public through no fault of the Receiving Party or without the Receiving Party’s breach of any obligation owed to the Disclosing Party; (ii) was independently developed by the Receiving Party without use of the Confidential Information and without the Receiving Party’s breach of any obligation owed to the Disclosing Party; or (iii) is received from a third party who obtained such Confidential Information without any third party’s breach of any obligation owed to the Disclosing Party.

d.	Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by applicable Law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s or its Affiliates’ securities are listed or quoted); provided, however, that the Receiving Party shall make reasonable efforts to provide the Disclosing Party with timely prior written notice of such compelled disclosure and provide all reasonable assistance (at Disclosing Party’s cost) if the Disclosing Party wishes to obtain protective treatment of the Confidential Information.

e.	Reporting. The Receiving Party will promptly inform the Disclosing Party in the event the Receiving Party becomes aware of Confidential Information of the Disclosing Party having been accessed or acquired by an unauthorized Person.

11. INTERPRETATION. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

a.	Unless otherwise specified in this Agreement, any dollar amount that is linked to a specific Calendar Year shall be pro-rated in accordance with the portion of such Calendar Year that falls within the applicable term or period hereof.

b.	The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

c.	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

d.	Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

e.	Any reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

f.	Any reference in this Agreement to “Articles,” “Schedules” and “Sections” are intended to refer to Articles, Schedules and Sections to this Agreement, except as otherwise indicated.

g.	Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

h.	Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context requires otherwise.

i.	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

j.	Whenever the words “hereunder,” “hereof,” “hereto” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

k.	The word “or” is used in the inclusive sense of “or.” The terms “or,” “any” and “either” are not exclusive.

l.	Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

m.	Any reference to a “contract” or “agreement” includes any written or oral agreement, arrangement, authorization, commitment, contract, instrument, lease, license, obligation, promise or understanding of any kind or character to which the relevant Party or other Person is a party or that is binding on any relevant Party or other Person or its assets or business

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

n.	Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

o.	Headings of Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

12.	GENERAL

a.	Term and Termination. Except as provided below in this Section 12.a., this Agreement shall terminate in its entirety upon the expiration or termination of the TSM Agreement (i.e., immediately prior to the commencement of the Transition Term, if any). The provisions of Sections 10, 11 and 12 shall survive termination of this Agreement, and the termination hereof shall not relieve any Party for any breach of this Agreement prior to the termination.

b.	Limitations of Liability; Disclaimer.

i.	IN NO EVENT WILL ANY PARTY OR ITS AFFILIATES BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, INCLUDING FOR ANY LOST REVENUE OR LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

ii.	THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 12.b. SHALL NOT APPLY, WITH RESPECT TO ANY PARTY, TO LIABILITY ARISING FROM SUCH PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

c.	Records. In accordance with standard records retention business practices and policies in the industry, and in accordance with applicable generally accepted accounting standards, each Party shall keep all usual and proper records related to the performance of such Party’s obligations under this Agreement. Notwithstanding the foregoing, each Party shall maintain the records for such period as required under applicable Law.

d.	Releases/Publicity. Neither Party nor any of its Affiliates shall issue or make, or permit to be issued or made, any publicity, advertising, press release, public statement or announcement or public communication of any kind, in whatever form, regarding this Agreement, or any aspect or terms thereof, or the

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relationship between the Parties without the Parties’ joint prior written approval except as may be required by applicable Law or any rule, regulatory or policy of a national securities exchange, market or automated quotation system on which the Party’s (or its Affiliates’) securities are listed or quoted, in which case commercially reasonable efforts to consult with the other Party shall be made prior to any such release or public statement.

e.	Dispute Resolution.

i.	Process. In the case of any Disputes under this Agreement, the Parties shall first attempt in good faith to resolve all Disputes in accordance with the Dispute Resolution Procedures before initiating any legal action. Notwithstanding the foregoing, either Party has the right to immediately institute legal or equitable proceedings, including proceedings seeking injunctive relief, in a court of competent jurisdiction, regarding any: (a) breach of confidentiality; or (b) misappropriation or infringement of intellectual property.

ii.	Arbitration. Any Dispute arising out of or relating to this Agreement, or the breach thereof, which cannot otherwise be resolved as provided above shall be resolved by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) (or, solely to the extent the AAA is no longer operating at the time of such Dispute, any other major international arbitration institution agreed by the Parties) and judgment upon the award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules; provided, however, that if either Party requests the arbitration to be conducted by a panel of three (3) arbitrators, one (1) will be appointed by each Party and the third will be appointed in accordance with such rules. The place of arbitration shall be San Francisco County, California, unless the Parties shall have agreed to another location within fifteen (15) calendar days from the first referral of the dispute to the AAA. The decision or award made by the arbitrator or arbitrators shall be written, final and binding, and the Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. The costs of any arbitration, including administrative fees and fees of the arbitrator or arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrator or arbitrators. If the Party initiating the arbitration is determined in the arbitral award to have lost the Dispute, such Party shall pay the other Parties attorneys’ and expert fees. Otherwise, each Party shall bear the cost of its own attorneys’ and expert fees. Each Party retains the right to seek judicial

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

assistance: (a) to compel arbitration; and (b) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and deem that all materials submitted in connection with such proceedings are for the purpose of settlement and compromise; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s (or an Affiliate’s) securities are listed or quoted).

f.	Governing Law. This Agreement shall be construed and governed in all respects by the laws of the State of Delaware, excluding conflict of laws provisions.

g.	Cooperation. The Parties agree to cooperate in good faith to carry out the terms of this Agreement, as well as the transactions contemplated by this Agreement. Each Party agrees and acknowledges that, notwithstanding anything to the contrary in this Agreement, any delay or failure by either Party in the performance of its obligations hereunder, which delay or failure is directly caused by or otherwise attributable to the other Party’s conduct or delay or failure in performing such other Party’s obligations under this Agreement, will not be deemed to be a breach of this Agreement by the former Party to the extent caused by or otherwise attributable to such other Party’s conduct, delay or failure.

h.	Force Majeure. Neither Party will be liable for any failure to perform its obligations under this Agreement to the extent such performance is rendered impossible due to a Force Majeure event. In any such event, either Party’s time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby.

i.	Entire Agreement. This Agreement (including all Schedules thereto) constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, as to the subject matter hereof.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

j.	Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 12.j referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or through email:

1.	in the case of a Notice to Expedia at:

Expedia

333 North 108th Ave NY

Bellevue, WA 98004

Attention: General Counsel

Phone: (425) 679-3644

Fax: (425) 679-7251

Email: bdzielak@expedia.com

With a copy to (which copy will not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Dave Segre

Phone: (650) 320-4554

Fax: (650) 493-6811

Email:dsegre@wsgr.com

2.	in the case of a Notice to Travelocity at:

Travelocity.com LP

c/o Sabre GLBL Inc.

3150 Sabre Drive

Southlake, Texas 76092

Attention: General Counsel

Phone: (682) 605-1552

Fax: (682) 605-0068

With a copy to (which copy will not constitute notice):

Travelocity.com LP

c/o Sabre GLBL Inc.

3150 Sabre Drive

Southlake, Texas 76092

Attention: President, Travelocity Americas

Phone: (682) 605-1839

Fax: (682) 605-0355

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted; provided, however, that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 12.j.

k.	Relationship of Parties. The Parties are independent contractors and nothing in this Agreement will be deemed to create a partnership, joint venture, franchise or any agency relationship between any of the Parties. This Agreement is solely for the benefit of, and will be solely enforceable by, the Parties. This Agreement is not intended to confer any right or benefit on any third party. No action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

l.	Waiver. No waiver of any term, condition or obligation of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due. No failure or delay by any Party at any time to enforce one (1) or more of the terms, conditions or obligations of this Agreement will (a) constitute waiver of such term, condition or obligation, (b) preclude such Party from requiring performance by the other Party at any later time, or (c) be deemed to be a waiver of any other subsequent term, condition or obligation, whether of like or different nature.

m.	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that Expedia may assign this Agreement without Travelocity’s consent to (a) an Affiliate of Expedia or (b) in connection with a merger, reorganization, acquisition, sale of all or substantially all assets, or other change of control of Expedia; provided further in each case Expedia remains primarily liable with respect to its obligations under this Agreement and the assignee agrees in writing to assume and be bound by this Agreement. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

n.	Amendment. Except as otherwise expressly stated herein, this Agreement may be amended only in writing signed by Expedia and one (1) of the Travelocity Parties.

o.	Expenses. Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

p.	Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be reasonably required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments reasonably required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

q.	Conflicts. In the event of any conflict or ambiguity between any term of the main body of this Agreement and any term of the Schedules, the terms of the main body of this Agreement will prevail.

r.	Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile or other electronic means, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the 6th day of March 2014.

EXPEDIA, INC.

By:	/s/ Eric Hart

Name:	Eric Hart

Title:	Vice President

[Signature page of Put-Call Acquisition Agreement]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TRAVELOCITY.COM LP

By:	Travelocity.com LLC, its General Partner

	By:	/s/ Chris Nester

	Name:	Chris Nester

	Title:	Authorized Signatory

SABRE GLBL INC.

	By:	/s/ Chris Nester

	Name:	Chris Nester

	Title:	Authorized Signatory

[Signature page of Put-Call Acquisition Agreement]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

List of Omitted Schedules*

Schedules	Description

Schedule A	Schedule of Supplementary Definitions

Schedule B	Determination of Travelocity Fair Market Value

Schedule C	Sales Period and IPO Period

Schedule 1(a)	Schedule of Acquired Assets – Domain Names and Trademarks

*	The list of schedules referenced above to the Put-Call Acquisition Agreement between Expedia, Inc., and Travelocity.com LP and Sabre GLBL Inc. have been omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K and will be furnished supplementally to the Securities and Exchange Commission upon request.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [ * * * ]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.